EXHIBIT 99.2
Operator: Good day, and welcome to the TranS1, Inc. First Quarter 2008 Conference Call. Today’s conference is being recorded.
At this time, I’d like to turn the conference over to Mark Klausner of Westwicke Partners. Please go ahead, sir.
Mark Klausner, Westwicke Partners
Thank you, operator. Joining us on today’s call are TranS1’s President and CEO, Rick Randall, and the company’s Chief Financial Officer, Mike Luetkemeyer.
Before we begin I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995.
Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call.
For a discussion of risks and uncertainties associated with TranS1’s business I encourage you to review the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007.
With that it’s my pleasure to turn the call over to TranS1’s President and CEO, Rick Randall.
Rick Randall, President and Chief Executive Officer
Thanks, Mark. Good afternoon and thank you for joining us today to discuss TranS1’s first quarter. On today’s call I will discuss some of the key highlights of the quarter and Mike will provide you with the details on our financial results and our updated guidance. I’d then like to share with you some perspective on some of the key operating trends in our business after which we will take your questions.
We are very pleased with our results from the first quarter. Worldwide 673 TranS1 procedures were performed and we generated $6 million in revenue. Both of these numbers reflect significant increases from the comparable period a year ago and point to both the continued adoption of our technology by more spine surgeons as well as the broadening of clinical indications among our existing surgeon base as they gain experience with the procedure and the clinical benefit to their patients.
We also made significant progress operationally in the first quarter. We continued to advance our clinical pipeline and in fact, as you probably know, we announced on Monday that we have received FDA clearance to market our AxiaLIF 2L, or two-level, in the United States. We also remain on track to begin the pilot study in Europe for our next generation motion preservation product, the PNR, in the second quarter and anticipate a CE mark by the end of 2008.
We also spent significant time during the quarter working with our physician customers and payers to work through changing CPT codes for our procedure. I’m pleased to say that while we’re not out of the woods, I’m encouraged by the feedback from our sales team and our results from this quarter.
We added 14 direct reps in the U.S. during the quarter and ended the period with 43 direct sales reps. We’re well on track to have 50 direct sales reps in the field in the United States by the end of the second quarter. We trained 71 physicians in the United States during the quarter and have made great strides in advancing the capacity of our surgeon training programs.
We had a great AANS meeting this past week in Chicago with four workshops and a live case broadcast at our booth, and are looking forward to the upcoming SAS meeting where we will have four podium presentations and another live case broadcast.
Lastly, we continue to demonstrate an exceptional safety profile with approximately a 1% overall complication rate over the history of our procedure.
I would now like to turn the call over to Mike to review our first-quarter financial results. Mike?
Mike Luetkemeyer, Chief Financial Officer
Thanks, Rick. I am pleased to report that in the first quarter of 2008 we generated revenue of $6 million. This compares favorably to our guidance of 5.1 million to $5.3 million and represents a 92% increase over the $3.1 million of revenue generated in the first quarter of 2007, as well as a sequential increase of 20% over the $5 million of revenue generated in the fourth quarter of 2007.
For the first quarter of 2008, we generated 87% of our revenue, or $5.2 million, in the United States. In the comparable period in 2007, we generated 91% or $2.8 million of our revenue in the United States. And while our international business has benefited from increasing case volumes, it is important to note that during the first quarter of 2008, $309,000 of our revenue outside the United States, or 5% of our total revenue, came from initial stocking shipments to new distributors. There were no initial stocking shipments to new distributors in the comparable period of 2007.
The primary factors driving the significant revenue growth in the United States were an increase in procedures performed and an increase in average selling price. During the first quarter of 2008, 533 procedures were performed in the United States utilizing TranS1 products. This represents a 71% increase over the 312 procedures performed in the first quarter of 2007, and a sequential increase of 70 procedures or 15% over the 463 procedures performed in the fourth quarter of 2007.
Our average selling price in the United States for the first quarter of 2008, excluding standalone sales of our percutaneous facet screw system, was $9,300. This represents an increase of $300 over the comparable period of last year and is consistent with the fourth quarter of 2007.
The increase in average selling prices has primarily been driven by the increasing traction of our AxiaLIF 360 product. For the first quarter of 2008, 213 of the 533 AxiaLIF procedures performed in the United States, or about 40%, were AxiaLIF 360 procedures. For the first quarter of 2007, 93 of our 312 procedures performed in the United States, or about 30%, were AxiaLIF 360 procedures.
As our surgeons have adopted the AxiaLIF 360 procedure and utilized our percutaneous facet screws, we have begun to see them adopt their usage in spinal surgery cases that they perform apart from our procedure. Historically, this standalone usage has not been a significant component of our revenue, but to provide transparency with regard to AxiaLIF procedure ASPs, we are breaking this line item out. For the first quarter of 2008, we generated revenue of

$266,000 from standalone sales of our percutaneous facet screw system, compared with $22,000 for the first quarter of 2007.
Gross margin was 82.6% for the first quarter of 2008. This represents an increase from 81.1% in the first quarter of 2007. And the increase in gross margin in primarily the result of increased efficiencies associated with higher production and sales volume and the increasing mix of AxiaLIF 360 procedures.
Turning to expenses. Total operating expenses for the first quarter of 2008 were $8.3 million, an increase of $3.9 million from 4.4 million in the first quarter of 2007. The increase in operating expenses was primarily the result of higher sales and marketing costs of $2.6 million due to continued expansion of our direct sales force and increased commissions as a result of increased sales. Additionally, general and administrative costs increased by $1 million primarily due to the addition of personnel and increased legal and professional fees.
Other and interest income which, primarily consists of interest income was $940,000 in the first quarter of 2008. This compares to $182,000 in the first quarter of 2007. The increase was the result of interest income generated from the proceeds of our October 2007 IPO.
Our GAAP net loss for the first quarter was $2.4 million or $0.12 per share. On a non-GAAP basis, adjusting for non-cash stock compensation charges of $523,000 in the quarter, our net loss was $1.9 million or $0.10 per share. This compares favorably to our previously issued guidance for the first quarter on a GAAP basis of a loss of $0.20 to $0.22 per share and on a non-GAAP basis, of a loss of $0.16 to $0.18 per share.
At the end of the quarter, we had $79.2 million in cash, cash equivalents and short-term investments; $12.4 million in longer term investments with a maturity date greater than one year and no debt. Since I know that it is an important topic these days, I want to note that none of our investments are in auction rate preferred securities.
Our operating cash burn for the first quarter, defined as cash used in operating activities and investment in fixed assets was $2.4 million.
With regard to guidance, we anticipate revenue for the second quarter to be in the range of $6.3 million to $6.5 million and based on estimated shares outstanding for the quarter of approximately 20 million, the GAAP loss per share to be in the range of $0.19 to $0.21 and the non-GAAP loss per share to be in the range of $0.15 to $0.17.
For the total year 2008, we are narrowing our previously issued revenue guidance, which was 25 to 29 million, to 26 to 29 million. Based on estimated shares outstanding for the year of approximately 20 million, we anticipated that our GAAP loss per share will be in the range of $0.74 to $0.86 and the non-GAAP loss per share will be in the range of $0.57 to $0.69.
Now, I’d like to turn the call back over to Rick.
Rick Randall, President and Chief Executive Officer
Thanks, Mike. The first quarter was an exciting one for TranS1 where we made significant operational progress in commercializing our products as well as continuing to the build the body of clinical evidence supporting our technology and advancing our development pipeline.

Before I discuss the first quarter operational results, I’d like to spend a few minutes discussing our commercialization plans for the recently cleared AxiaLIF 2L. As you would expect, we have been preparing in advance for the eventual clearance of this product and our product team is far along in their planning process.
While we are excited about bringing the two-level product to market and expanding our potential patient population, we believe that it is important that we take a measured approach to the market release of this product to ensure that the initial commercial clinical results and safety profile are excellent. This is the same successful approach that we took with our single-level product. To this end, all surgeons, even current high-volume AxiaLIF users, must be trained on the two-level device before they can perform cases. Also, new AxiaLIF users will be required to perform a number of single-level cases before they will be able to be trained on the two-level device.
Practically what this means is that we will be training our first group of approximately six experienced high-volume surgeons at SAS next week. We anticipate training approximately 15 to 20 additional high-volume users by the end of the second quarter. We will let the surgeons included in this limited roll out perform cases through the end of the third quarter and determine how best to roll out the two-level more broadly in the fourth quarter. Assuming that all goes well with the limited roll out, we currently anticipate that our full launch of the 2L product will occur in the fourth quarter.
From a development standpoint our focus now shifts to our next generation percutaneous nucleus replacement products, or PNR. We continue to expect to begin a pilot study in Europe in the second quarter and to receive a CE mark by the end of 2008. This device uses the same proprietary transacral access route as our AxiaLIF products, but rather than inserting a fixed rod to promote fusion, we implant a device that restores disc height and allows a full range of motion. We look forward to updating you on our progress as these trials progress.
On the reimbursement front, as most of you know, we announced in February that the NASS CPT Coding Committee recommended to the AMA a change in the coding for our procedure. This change relates to a code that is one of multiple codes that a physician bills for when they perform our procedure and represents about a third of the total physician fee. While the change has not been formally approved, we have recommended to our surgeons that going forward they bill this part of the procedure under an unlisted code and we have put procedures in place to assist them with this change.
I’m pleased to report that while this change has forced us to step up our reimbursement support of our physician customers, we do not believe that it has been a major issue with regard to the usage or adoption of our product. While it probably cost us some cases in the quarter, it has not had a material impact on our business to date. As we head into the second quarter, we are cautiously optimistic that we will continue to withstand the headwinds that this change has created. We also are continuing our efforts to work with key payers on a market-by-market basis to secure prospective reimbursement coverage for our procedure on both an inpatient and outpatient basis.
We had some success in the quarter in Michigan, where we have several high volume surgeons. Our reimbursement team, in conjunction with the surgeons, made a presentation to Priority Health, one of the primary payers in the region, highlighting the benefits of the AxiaLIF procedure. I’m pleased to report that we have gained a prospective coverage for our procedure from this payer.
We also continue to make good progress in growing our sales force. In the United States we added 14 direct clinical sales representatives in the first quarter and finished the quarter with 43 direct sales people in the field. We have been pleased by the quality of sales people that we have been able to recruit, and remain comfortable with our previously stated goal to have 50 direct sales reps in place by the end of the second quarter of this year. We have seven of our eight regional managers in place and anticipating filling the remaining slot by the end of the second quarter.
We also ended the quarter with a total of 32 distributors and indirect sales agents globally, 19 in the United States and 13 outside the United States selling our products. While I’m incredibly pleased with the progress that we have made in growing our U.S. sales force, it is important to note that over 50% of our reps have been in the field less than six months. As many of you have heard me say before, it has been our experience that it takes six to nine months for a rep to become fully productive. As a result, we continue to anticipate making even more progress in training physicians and commercializing the technology in the second half of 2008.
Turning to physician training. We made good progress in the quarter in the number of physicians trained and the manner by which we are training physicians most effectively. During the first quarter we trained 71 surgeons in the United States, bringing the number of U.S. surgeons trained to date to 685. The active surgeon base in the United States, defined as a surgeon who has done at least one procedure in the last 12 months, increased from 240 at the end of the fourth quarter to 261 at the end of the first quarter.
Last quarter, we discussed two new training initiatives, position training initiatives that we put in place in the beginning of the year, which are dramatically expanding our training capacity. The first of these is our visiting surgeon program, in which we work with six different institutions throughout the United States to proctor new surgeons on our procedure. In these sessions, new surgeons have an opportunity to observe at least one case, speak with an experienced surgeon about how they have incorporated the TranS1 approach into their practice and also go through a training session on our soft tissue model.
The second initiative is our quarterly surgeon training event, where we bring a group of surgeons to Denver and they have an opportunity to watch a live surgery, hear case presentations, as well as presentations on the most recent AxiaLIF clinical data, along with receiving laboratory training. We recently held the second of these events.
While it is still early to judge the results of these expanded training initiatives, we are encouraged by the trends we have seen and by the recent surgeon interest in training. It remains our 2008 goal to train more than 500 U.S. surgeons on the AxiaLIF procedure, and given the new salespeople we have coming online in our expanded training capacity, we remain confident that we will meet this goal.
We are also using major medical meetings to highlight the procedure and expand our training reach. An example of this was our activity at the American Association of Neurological Surgeons, or AANS, in Chicago just this past week. At this meeting, we participated in four AANS-sponsored workshops, and there was also a live surgery that was broadcast into our booth. The surgery was performed by Dr. Vik Patel of the University of Colorado and moderated by Dr. Larry Khoo of UCLA. A rebroadcast of this surgery will be available on our website, trans1.com. We also conducted off-site surgeon training in Chicago on Tuesday and Wednesday at the Orthopaedic Learning Center.
At the Spine Arthroplasty Society, or SAS, meeting that is coming up next week in Miami, we have four podium presentations and one instructional workshop scheduled. Dr. William Tobler is scheduled to kick off the meeting on Tuesday by presenting his experience with 150 AxiaLIF cases. And Dr. Luiz Pimenta will close the meeting on Friday with a presentation on his 12-month results with our two-level device. We also have a live surgery scheduled for Thursday May 8th, beginning at 2 pm during the workshop at SAS. The surgery will be performed by Dr. Jonathan Hyde and will be moderated by Dr. Larry Koo. For any of you that might be interested in watching, a rebroadcast of this surgery will be available via webcast on our website.
On the international front, I would like to highlight our first international clinical advisory user conference, which we held in early April in Vienna, Austria. We had 15 surgeons in attendance at this two-day event. Dr. William Tobler of the Mayfield Clinic was our keynote speaker and presented data on his 185 case experience with our product. Additionally, five European surgeons presented the respective AxiaLIF experiences and Dr. Werner Lack performed a live two-level case for the audience.
This was an important event for us because European surgeons do not typically get the chance to attend workshops at U.S. medical meetings. So this was the first chance for many of them to see our strong clinical data presented. We anticipate that this meeting will also help with the formal launch of our two-level product in Europe, which we anticipate will occur at Eurospine in May.
I’d now like to open the call up for questions.
Operator: Thank you. [Operator Instructions] And the first question comes from Mark Mullikin with Piper Jaffray.
Q — Mark Mullikin
Good afternoon. Nice quarter. I want to start off on the clinical data on the two-level product. Can you just talk about what data you have at this point and, not to steal Dr. Pimenta’s thunder, but maybe you can just give us an initial glimpse into what he might present next week at SAS?
A — Rick Randall
Well, Mark, what I have is the clinical data that we included. Can you hear me, Mark?
Q — Mark Mullikin
Yes.
A — Rick Randall
I’m sorry about that. I pressed the wrong button.
Q — Mark Mullikin
That’s okay.
A — Rick Randall

What I have is the clinical data which was included in the 510(k). As you know, FDA requested evidence of fusion at both levels. And we treated 16 subjects that had passed through the six-month follow-up period. 14 of those 16 subjects had fused at both levels, which is an 87.5% fusion rate. From a pain score standpoint we typically measure pain both with the ODI Oswestry score as well as the VAS score, and from an ODI standpoint, with those patients who pass through the 12-month follow-up period, we had a 55% reduction in pain. And on the VAS score, we had a 68% reduction in pain for those same patients beyond 12 months.
Q — Mark Mullikin
Okay; great. And your plan is to have the 50 reps on board by the end of the second quarter. Is it possible that you’ll add more in the second half? Or will you wait for some of these reps to ramp productivity before adding more reps?
A — Rick Randall
The current plan — I believe there’s several potential territories we’re looking at right now that I would say it is highly likely we will fill. And some of that is based on the success of the clinical sales manager who’s currently in that market. We just get to the point, frankly, where they develop enough business and they’re spending enough time in the OR that we need to free them up to spend more time in the marketplace selling. And some additional geographies that is — think opportunistically we can take advantage of. So I wouldn’t be surprised over the next couple of months to see us expand to five or six more territories, integrate the people we now have, better develop those people, and then look toward maybe more work in the fourth quarter as we gear up for 2009 with a broader product base.
Q — Mark Mullikin
And then on the two-level device, at AANS, what was the reaction there? I mean did that trigger additional surgeon interest? Because now you’re in this category of being a procedure that’s applicable to a much broader patient and procedure group.
A — Rick Randall
I would say yes. I received text messages from two surgeons who already have booked cases. And I think a number of surgeons came by to see how they can get trained, what they have to do to get up to speed and bring the two-level device into their practice. So it did — the last two days at AANS, there was a lot of increased interest around the two-level application.
Q — Mark Mullikin
Okay. And then just finally on the reimbursement, how should we think about trying to monitor your progress in getting ready for the ‘09 tracking code? Is there any data or metrics you can point to as far as number of lives covered or number of your trained surgeons that you’ve done the crosswalk with? Just maybe you can help us understand how we should think about that.
A — Rick Randall
Yes, Mark. I think going forward the best way probably to measure our results in that area would be to — this is really three phases on the reimbursement side. The first phase which we’re currently in and hopefully kind of moving beyond is the reactive phase where as issues arise we’re there to work with the surgeons or their institutions to deal with those issues. And the good news is there wasn’t a lot of that activity and when there was we were responsive and had some success.
We’re now entering the second phase. There’s a couple of papers I know one of which has already been submitted to Neurosurgical Focus, and a second paper that should be out any day to the Journal of Neurosurgery, and there’s a third paper that’s already in the queue that’s going to be published. So we now have enough clinical data that has been submitted to peer review publications that we can actually use that data proactively with our payers.
So we’re now entering the second phase where we will, with our surgeons, approach key payers and work toward gaining an absolute coverage decision. So I think going forward it’s probably fair to take a look at how many of those presentations were made. We could probably provide you patients covered and that kind of data along with those payers.
Q — Mark Mullikin
Very good. Thank you.
Operator: And next question comes from Doug Schenkel with Cowen and Company.
Q — Doug Schenkel
Good afternoon, and thanks for taking my questions. First let me start with your procedure number. In the U.S. you were ahead of my forecast and this seems to be despite the fact that, at least based on what you described, the coding changes cost you some procedures in Q1. Seeing that the coding change occurred intra-quarter, could you talk about maybe what happened before and after the coding change and how that factors into the Q2 outlook?
A — Mike Luetkemeyer
Doug, this is Mike. The way I would look at that is it did happen during the quarter. We probably, and this is anecdotal, we probably could have done somewhere between 2 and 4% more cases had it not happened. And that maybe would convert to 1 or $200,000 of incremental revenue in the topline. But by the same token, we’re a small company and it’s kind of the law of small numbers. In every quarter there’s going to be some plusses and minuses. For instance, I mentioned in my part of the script where we had $300,000 worth of initial stocking shipments to distributors outside the U.S. So those are going to be puts and takes.
But I would say that we had maybe 2 to 4% headwind on cases in the quarter, and I don’t think, based on what we’re seeing so far, that that headwind’s going to get any stronger in the second quarter and beyond. We have a lot of work to do. We’re still working through it. As we said on the call, we’ve had one pretty nice success in Michigan. We now have the data that is either published or submitted for publication in peer-reviewed articles that we can use to proactively go and knock down payers like bowling pins around the country. So we’re cautiously optimistic that it’s not going to get any more significant than it has been.
Q — Doug Schenkel
And is incorporated into that cautious optimism together with some of the prepared remarks that you and Rick made, were there any signs coming out of our quarter understanding you’re only a month or two into this, but any signs at the end of the quarter that maybe these headwinds were becoming a bit more manageable?

A — Rick Randall
I think they remain constant, actually, Doug. I — and using the same metaphor, we had a couple gusts perhaps. It’s becoming more apparent to me that what the NASS Coding Committee is probably concerned about with some of these new technologies and techniques, and we’re finding out we’re not alone in that category, is that they match up the relative work with the existing reimbursement as it was contemplated when the reimbursement codes were established. And to that end, when our surgeons boast about doing this procedure in 45 minutes or an hour, that doesn’t necessarily help us. So there have been a couple Coding Committee meetings or coding seminars and things like that, and the gusts I refer to are a couple of meetings, one took place last week at AANS, another one was a separate meeting, where they commented that by using the ALIF code, that that contemplated a surgery that took a lot longer for the operation to take place or more work for the surgeon than our operation. So it just highlights the fact that we really have to not take a speculation but to use real data and approach the payers with the real data as we did in Michigan and gain these coverages one at a time so that we can wrestle this with the people who eventually pay for this operation. And I think, I’m comfortable we’ll work our way through this.
A — Mike Luetkemeyer
Doug, one of the other things I would point to is that as you saw in the call, we tightened the range of guidance that we gave for the year which had been 25 to 29 million. We tightened that to 26 to 29 million and so that should indicate to you that both Rick and I have some comfort that we are working our way through the CPT coding issue. We pretty much, at the low end at least, gave you the beat that we had in the first quarter plus some for the year. So that’s another indicator.
Q — Doug Schenkel
All right. Actually that’s a good segue, Rick, because I did want to talk a little bit about the revised guidance. If my math’s correct it beat Q1 by, at least relative to your previous guidance, by about $800,000. And I understand that some of the beat was driven by some European distributor stock and that being said I’m pretty sure that in the past you’ve talked about the fact that the two-level product, that there were no revenues associated with the two-level incorporated into your ‘08 guidance. And I’m just curious as to whether or not that’s still the case? And if the 2L is now in your revenue guidance, why not bump it up a little bit more?
A — Mike Luetkemeyer
Well, in raising the low end of the guidance by a million, kind of the way we thought about it was we beat the high end of guidance by 700,000. The guidance had been 5-1 to 5-3 and we turned in 6, so there’s 700. And in the controlled release of the two-level we’re likely going to have somewhere in the neighborhood of 100 cases over the next couple of quarters before we get to the fourth quarter and roll out nationally. And that 100 cases is going to be with our current high-volume users. Now those high-volume users, we are already getting the revenue for the 51 piece of the procedure so in doing the two-level case we’re going to get incremental revenue from 5-1 to 4-5, 5-1-S1, right. So you can’t just add the incremental revenue for the two-level because we’re going to be cannibalizing, if you will, the revenue that we were getting at 5-1. The incremental revenue on a hundred cases for the two-level, during the controlled release over the next quarter or two is in the range of $0.5 million. So, 700 beat in the first quarter plus the half a million that we expect to get in incremental revenue from the controlled release is the reasoning for raising the low end of guidance from 25 to 26 for the year. Now when we get through that controlled release at the end of the third quarter and we give guidance for the year, we’ll — when we roll out nationally then we’ll take a look at adjusting annual guidance for what we think the impact might be in the fourth quarter.
Q — Doug Schenkel
Okay. That is helpful. And let me, if I could just ask one more and I’ll get back in the queue. I was just wondering, and I guess in a way maybe this is more of a qualitative question but procedure volume trends, in surgeons who have been using AxiaLIF for more than a year, are volumes holding up, improving? I guess either of those two options or are they not? And then, I guess the second part of this is, is the time to get a newly trained surgeon more active shortening? I guess I’m just trying to get at what’s driving the growth. Are existing surgeons doing more procedures and/or is the time to get a newly active surgeon more active shortening?
A — Rick Randall
That’s a good question, Doug. It’s something we look at frequently. I think if you break our users up, and my view of our users is there’s two category of users. There’s the user who had already committed or has committed to a minimally invasive platform beyond Trans1. For those surgeons who use either a TLIF or typically an XLIF historically at L4 and above and use us as the solution at L5-S1, I think our volume has been rather constant. They show up every month with multiple cases typically, because we really address the sweet spot of their practice. Then there’s the users who never really got comfortable for whatever reason and, nor have they adopted a minimally invasive approach. So they don’t have another option at 4 or 5. So we only get with those patients up until this point in time, the 5-1 patient. And I would characterize those patients, the steady but low numbers or sometimes they’ll show up with one, or maybe they pool their cases. They have an AxiaLIF day, but it’s every other month type of thing. So that’s where we see the real choppiness in our business, on those type of users. I think going forward, as we get into the broader launch of the two-level product and get more comfortable with the product and we move beyond our high volume users, that’s where we probably stand to gain the most because we’re going to get a patient population with those users that we never had before and we’re going to get it at the full-blown ASP. So, but that group is going to take awhile for us to get to because they are our lower volume user, if that’s helpful. The second part of your question, I’m pleased to see the trends most recently, where the time from training to treatment is definitely dropping. I mean just this past week I saw two or three cases where surgeons put on first cases, or actually performed their first cases this past week and they’ve trained within the last month. So I think that’s testimony to the initiative of putting together the visiting surgeon program where they see one, they train, we ask them to come to the visiting surgeon with some cases that they can discuss. They can pre-operatively plan. They kind of get a psychic buy-in with those surgeons, they go home and they treat. Now that’s not in every case but the numbers are clearly moving in the right direction.
Operator: [Operator Instructions] Next question come from Vincent Ricci with Wachovia Capital.
Q — Vincent Ricci

Hey guys, thanks for taking my question. First question is with regards to the PNR and initiating that study, what should we kind of expect in terms of your level of R&D expenditure and how’s that going to trend?
A — Mike Luetkemeyer
Vince, this is Mike. The level of R&D expenditure for the PNR isn’t going to spike dramatically from what we already have talked about. It’s baked in. I mean, the plans from the beginning for this year have been to do the pilot study in Europe and to get a CE mark by the end of the year and then move on in ‘09 into higher expenditure levels as we prepare to bring that product in ‘11 or ‘12 into the U.S. via the PMA process. But you shouldn’t expect to see things change dramatically this year from what we’ve already talked about.
Q — Vincent Ricci
Okay, great. And then in terms of expanding your distribution network or specifically your direct sales reps, can you just give us an idea of what kind of — qualitatively the characteristics you’re looking for in these sales reps? Are these spine reps? Are these competing device reps? Do they know the area?
A — Rick Randall
Yes, Vince. Actually, we learned awhile ago that as we develop the sales force and then we saw some high performers and maybe some low performers, once we brought on our Director of Sales Training he implemented a program where we profiled with a system he had used in the past, all of our reps. And we found that there was a very consistent profile amongst our top performers. And so, what we’ve learned is that first and foremost these people need to be able to sell. They need to be able to concept sell and they have to be very persistent achievement-oriented folks. And that is very different from what you often find in the spine industry where most of the sales are incremental. My pedicle screw has got this many more threads than your pedicle screw. It’s a different — it’s a completely different capability. So consequently, we have been able to get some good folks out of companies like Kyphon, with the acquisition by Medtronic we’ve seen more and more folks free up from Kyphon. And there’s been some other companies outside of spine where we’ve been able to — Integra, we’ve been able to get some folks. And — but we’re more sticking to the profile of what’s worked for us in the past.
Q — Vincent Ricci
Okay. And switching gears a little bit to AANS this week. Can you talk to us kind of what the reception is in the marketplace from the docs for kind of the facet screw approach to things? I believe there was a session on that over the weekend, so maybe you could expound upon that for us?
A — Rick Randall
Yes, I’m — I think the setscrew technology, in general in the United States, is starting to pick up. And we’re seeing more and more companies show up with their own facet screw system. And obviously for us having the central rod from a biomechanics standpoint completely changes the equation and the paradigm. You would look at fixation and stabilization of the spine. So for us to sell a facet screw, it’s not really the facet screw, it’s the total construct. And so we’ve had great results with that technology. And when surgeons see the recovery profile of the patients with that little half-inch incision in the back and the fixation they get and the biomechanics we’ve been able to back it up with, it’s a no-brainer. But we’re starting to see a facet fixation pick-up in a broader way beyond what we’re doing. And consequently you saw in Mike’s numbers, our facet-alone surgeries have picked up as well. There are some surgeons backing up ALIFs, or they’ll do some other type of fusion if they don’t feel good with the stabilization, they come back in later and put facet screws on board.
Q — Vincent Ricci
Okay; great. Thanks for taking my questions.
A — Rick Randall
Thank you.
Operator: The next question will come from Mark Mullikin with Piper Jaffray.
Q — Mark Mullikin
Yes, just one follow-up on reimbursement. Rick, do you see a difference between worker’s comp and commercial payers in terms of how easy it is or difficult as the case may be to get them to pay for AxiaLIF?
A — Rick Randall
Mark, I think it varies in different areas around the country, but I think in general I believe worker’s comp is a little bit easier and a little more forthcoming in paying for these operations. That’s what I hear from our folks on a generalized basis. Now from time to time I know we lose a case due to worker’s comp has declined the case, but I think in general they more readily pay for these procedures.
Q — Mark Mullikin
And why is that, would you say?
A — Rick Randall
I don’t really know.
Q — Mark Mullikin
Just their view of it maybe, more a broader view of the procedure? I guess it’s just very interesting that they would be more amenable to paying for the procedure. And is all of that at the state level, the worker’s compensation payers?
A — Rick Randall
Because it’s not been an issue with us, I haven’t gone really deep on worker’s comp. We’ve been so focused on the private insurance companies that I just haven’t gone deep. I’ll have to get that information and get back to you to be perfectly accurate.
Q — Mark Mullikin
Okay, great. Thank you.
A — Rick Randall
You’re welcome.

Operator: At this time there are no further questions. I’d like to turn the conference back over to you for any additional remarks.
Rick Randall, President and Chief Executive Officer
Okay. Well, obviously we had a great quarter and having the two-level product now on board is a huge milestone for the company and there’s a lot of folks here who’s done a lot of work and there’s a lot of surgeons who believe in this technology. And it was not only the evidence or the burden of proof we could provide for the — with the two-level device, but I know what weighed large in the FDA’s mind. They see all of our complications. So it was the safety and efficacy profile we’ve been able to establish over the last three years that got us over the finish line.
So I really look forward over the coming quarters to update you as to how we continue advance this technology further up the spine and take more and more share of this market. I know we’re going to get more competitive headwind because we’re now heading into their wheel house. And, but I think we’ve got a great technology to do just that.
So I thank you for your time and I’ll look forward to even better results next quarter.
Operator: That does conclude today’s conference. We do thank you for your participation.